                                                                    EXHIBIT 99.3

                        VOICESTREAM WIRELESS CORPORATION
                               EXCHANGE OFFER FOR
                         ANY AND ALL OF ITS OUTSTANDING
                         10 3/8% SENIOR NOTES DUE 2009
                                      AND
                     11 7/8% SENIOR DISCOUNT NOTES DUE 2009


                                                                   April 5, 2000


To Brokers, Dealers, Commercial Banks,
Trust Companies and other Nominees:


     We are enclosing herewith the materials listed below relating to the offer (the "Offer") by VoiceStream Wireless Corporation, a Delaware corporation (the "Offeror"), to exchange its new registered notes for any and all of its 10 3/8% Senior Notes due 2009 and 11 7/8% Senior Discount Notes due 2009 (collectively, the "Notes") upon the terms and subject to the conditions set forth in the Prospectus dated April 5, 2000 (as it may be supplemented from time to time, the "Prospectus").


     All capitalized terms used but not defined herein shall have the meanings given to them in the Statement.

     For your information and for forwarding to your clients, for whom you hold Notes registered in your name or in the name of your nominee, we are enclosing the following documents:


          1. PROSPECTUS dated April 5, 2000.


          2. LETTER OF TRANSMITTAL for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, providing information relating to backup federal income tax withholding.

          3. NOTICE OF GUARANTEED DELIVERY to be used to accept the Offer if the Notes and all other required documents cannot be delivered to the Exchange Agent by the Expiration Date.

          4. A printed form of a "TO OUR CLIENTS" letter, including a Letter of Instructions, which may be sent to your clients for whose accounts you hold Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer. This form will enable your clients to tender all Notes that they own.

     DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

     The Offeror will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Offeror will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the Prospectus and related documents to the beneficial owners of Notes. The Offeror will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Notes pursuant to the Offers.

     Any questions or requests for assistance or additional copies of the Prospectus or the related documents may be directed to VoiceStream Wireless Corporation, 3650 131st Avenue S.E., Bellevue, Washington 98006, Attention:
Investor Relations (425) 653-4600.

Very truly yours,

--

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE OFFEROR, THE EXCHANGE AGENT, THE TRUSTEE WITH RESPECT TO ANY OF THE NOTES OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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